                                                                    EXHIBIT 10.2


                                   AMENDMENT
                           TO THE QUANEX CORPORATION
              1996 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN


          THIS AGREEMENT by Quanex Corporation (the "Company"),

                              W I T N E S S E T H:

          WHEREAS, the Company maintains the Plan known as the "Quanex Corporation 1996 Employee Stock Option and Restricted Stock Plan" (the "Plan");

          WHEREAS, the Company retained the right in Section 12 of the Plan to amend the Plan from time to time; and

          WHEREAS, the directors of the Company have approved resolutions to amend the Plan to increase the number of shares of the Company's Common Stock, $.50 par value, by 600,000 shares;

          NOW THEREFORE, effective February 23, 2000, the Company agrees that, subject to and contingent upon the approval of this Agreement by the Company's stockholders, Section 3 of the Plan is hereby amended in its entirety to read as follows:

          SECTION 3. STOCK SUBJECT TO THE PLAN

          The total amount of the Common Stock with respect to which Awards may be granted shall not exceed in the aggregate 1,350,000 shares. The class and aggregate number of shares which may be subject to the Options granted under the Plan shall be subject to adjustment under Section 7. The class and aggregate number of shares which may be subject to the Restricted Stock Awards granted under the Plan shall also be subject to adjustment under Section 8. Shares may be treasury shares or authorized but unissued shares. If any Award under the Plan shall expire or terminate for any reason without having been exercised in full, or if any Award shall be forfeited, the shares subject to the unexercised or forfeited portion of such Award shall again be available for the purposes of the Plan.